STWC Holdings joint venture to solve cannabis issues via software

Real-time, Salesforce-based platform for business expected July 2019

LAKEWOOD, Colo., April 11, 2019, -- STWC Holdings, Inc (OTCQB: STWC), a leading cannabis consultant and industry pioneer, is pleased to announce that it has executed a joint venture  for the development of a unique software package customized for the cannabis industry.

The agreement with Dana Ress of Denver’s RedPoint Solutions will result in a software solution called Supergrower, targeted for July, that will address the complexities of conducting business in the arena of legal marijuana, with functionality across all four cannabis verticals: cultivation, manufacturing, distribution and retail. STWC Chief Executive Officer Erin Phillips said the need for this kind of business aid has grown as the industry as expanded.

“After working with hundreds of operators in the cannabis industry, we realized that most operators are looking for powerful tools to manage their day-to-day operations and plan for the future,” she said. “As cannabis businesses continue to evolve and mature, this issue will become increasingly insurmountable. Supergrower will provide the business analytics necessary for an operator to thrive in today’s cannabis industry.”

Phillips said Ress and his company were selected for this partnership on the basis of their experience building enterprise software across a number of different industries. After graduating from Suffolk University, Ress began his career working in operational roles at consumer technology startups in Boston and New York before transitioning into enterprise software consulting.

Under the joint venture, STWC and Ress will work together to develop an efficient and scalable software platform that will be the first comprehensive management system for the cannabis industry. The Supergrower platform, a SaaS product, is designed to operate across all standalone software, aggregating data, performing analytics and providing valuable insights to customers via customizable reports and dashboards. The web-based software will be built upon the long-proven Salesforce™ platform providing powerful workflow and CRM functionality to the marijuana operator. Furthermore, Supergrower is built as an out-of-the-box solution that can also be customized to whatever extent an operator needs.

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About STWC Holdings, Inc.
Headquartered in Lakewood, CO, STWC Holdings, Inc. (OTCQB: STWC) offers a complete ecosystem of entities and services that support the burgeoning cannabis industry. From capital, strategic partnership, and seed-to-sale consulting to design, marketing and advertising services, are highly diversified within the industry. We are a team of highly capable industry veterans that creates value for our partners by providing access to our comprehensive suite of assets. We develop made-to-order solutions to address the range of challenges that cannabis entrepreneurs and businesses face. We believe in the value of cannabis, and we’re laying the foundation for its future. Visit us at: Strainwise Consulting or call 303-736-2442.

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